EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of December 9, 2013, by and between Abercrombie & Fitch Co., a Delaware corporation (the “Company”), and Michael S. Jeffries (the “Executive”) (hereinafter collectively referred to as “the parties”).
W I T N E S S E T H :
WHEREAS, the Executive has been employed by the Company as the Chairman of the Board of the Company since May 1998 and as Chief Executive Officer of the Company since February 1992 and served as President of the Company from February 1992 until May 1998; and
WHEREAS, the Executive is experienced in all phases of the Company’s business and possesses an intimate knowledge of the business and affairs of the Company and its policies, procedures, methods and personnel;
WHEREAS, the Executive and the Company are currently party to an employment agreement dated December 19, 2008, as amended (the “2008 Employment Agreement”), the term of which is scheduled to expire on February 1, 2014; and
WHEREAS, the Company desires to continue to employ the Executive beyond the expiration of the term of the 2008 Employment Agreement pursuant to the terms and conditions of this Agreement, and the Executive has agreed to continue to be employed by the Company on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises of the parties contained herein, the parties, intending to be legally bound, hereby agree as follows:
1.Term. The term of employment under this Agreement (the “Term”) shall commence on February 2, 2014 (the “Effective Date”) and may be terminated at any time by either party upon twelve (12) months written notice that is duly given to the other party in accordance with Section 17 of this Agreement; provided, that such notice of termination of the Term may not be given before January 31, 2015. In addition, notwithstanding the foregoing, the Term shall end on the date on which the Executive’s employment is earlier terminated by either party in accordance with the provisions of Section 9 of this Agreement. For the avoidance of doubt, the Executive’s employment with the Company from and after the date hereof through February 1, 2014 shall continue to be subject to the terms and conditions of the 2008 Employment Agreement, which shall remain in full force and effect until the Effective Date.
2.Employment.
(a)Position. The Executive shall be employed by the Company as the Chairman of the Board of Directors of the Company (the “Board”) and Chief Executive Officer of the Company. The Executive shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons employed in a similar executive capacity. The Executive shall report only to the Board.
(b)Obligations. The Executive agrees to devote his full business time and attention to the business and affairs of the Company. The foregoing, however, shall not preclude the Executive from serving on corporate, civic or charitable boards or committees or managing personal investments, so long as such activities do not interfere with the performance of the Executive’s responsibilities hereunder.
3.Base Salary. The Company agrees to pay or cause to be paid to the Executive commencing no later than the Effective Date and during the Term an annual base salary at the rate of $1,500,000 per year (the “Base Salary”). Such Base Salary shall be reviewed annually by the Compensation Committee at the same time as the regular annual review of salaries paid to its other executive officers and may be increased at the sole discretion of the Compensation Committee. Such Base Salary shall be payable in accordance with the Company’s customary payroll practices applicable to its executive officers.
4.Long-Term Incentive Compensation. During the Term, the Executive shall be entitled to participate in the Abercrombie & Fitch Co. 2007 Long-Term Incentive Plan, as amended from time to time, and/or any successor plan (the “LTIP”) and shall receive an annual long-term incentive award during each fiscal year of the Term; provided that the total target value of the Executive’s annual long-term incentive awards under the LTIP shall be $6,000,000, as measured by the grant date fair value of the target awards computed in accordance with U.S. generally accepted accounting principles. Such amount shall be reviewed annually by the Compensation Committee and may be increased at the sole discretion of the Compensation Committee if Company performance warrants such an adjustment. The Compensation Committee shall establish the terms and conditions of any such long-term incentive awards in its sole discretion, including the type or types of awards granted, performance metrics and other vesting conditions; provided, however that for each fiscal year during the Term, the vesting of at least 60% of the target value of the Executive’s annual equity award shall be subject to performance criteria.
In the event the Executive is found by a court of competent jurisdiction to have materially breached any of the material terms of Section 11 of this Agreement during the period the Executive was employed by the Company or during the one year period thereafter, each outstanding long-term incentive award granted to the Executive pursuant to this Section 4 shall be immediately forfeited by the Executive effective as of the date on which the breach occurred, unless forfeited sooner by operation of any other provision of this Agreement, and the Executive shall have no further rights in respect thereof. If any cash amount or any of the shares of Common Stock of the Company which the Executive shall have the right to purchase or otherwise receive in accordance with the terms of the long-term awards granted pursuant to this Section 4 shall have been delivered to the Executive as a result of the vesting of any such award or any portion thereof prior to the date on which the breach occurred, such cash amount or shares of Common Stock shall be forfeited by the Executive effective as of the date on which the breach occurred and such cash or shares shall be transferred and delivered by the Executive to the

Company in exchange for payment equal to the purchase price, if any, paid to the Company to acquire such cash or shares. Notwithstanding the foregoing, the provisions of this paragraph shall not apply if a Change of Control (as defined in Subsection 10(i) of this Agreement) has occurred or if the Executive’s employment has been terminated by the Company without Cause (as defined in Subsection 9(c) of this Agreement) or by the Executive with Good Reason (as defined in Subsection 9(d) of this Agreement).
5.Employee Benefits. The Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company and made available to executive officers generally and as may be in effect from time to time. Except with respect to long-term incentive awards, the Executive’s participation in such plans, practices and programs shall be on the same basis and terms as are applicable to executive officers of the Company generally.
6.Bonus. The Executive shall be entitled to participate in the Abercrombie & Fitch Co. Incentive Compensation Performance Plan (the “Bonus Plan”) or any successor to the Bonus Plan on such terms and conditions as may be determined from time to time by the Compensation Committee of the Board, provided that the Executive’s annual target bonus opportunity shall be at least 150% of Base Salary upon attainment of target, subject to a maximum bonus opportunity of 300% of Base Salary.
7.Other Benefits.
(a)    Life Insurance.
(i)The Company shall continue to maintain term life insurance coverage on the life of the Executive in the amount of $10,000,000, the proceeds of which shall be payable to the beneficiary or beneficiaries designated by the Executive. The Company shall continue to pay the premiums with respect to such term life insurance policy until the later of the last day of the Term and the last day of the period during which welfare benefits are continued pursuant to Subsection 10(g) of this Agreement; provided, however, that the Company shall no longer be obligated to maintain such coverage and pay such premiums (A) from and after the Termination Date (as defined in Subsection 9(h)) in the event that the Executive’s employment is terminated by the Company for Cause (as defined in Subsection 9(c) of this Agreement) or by the Executive without Good Reason (as defined in Subsection 9(d) of this Agreement) or (B) following the Executive’s death. Such policy shall provide for its conversion to an individual policy owned by the Executive subsequent to termination of his employment. The Executive agrees to undergo any reasonable physical examination and other procedures as may be necessary to maintain such policy.
(ii)During the term of this Agreement, the Company shall be entitled to maintain a “key man” term life insurance policy on the life of the Executive, the proceeds of which shall be payable to the Company or its designees. The Executive agrees to undergo any reasonable physical examination and other procedures as may be necessary to maintain such policy.

(b)    Expenses. The Executive shall be entitled to receive prompt reimbursement of all expenses reasonably incurred by him in connection with the performance of his duties hereunder or for promoting, pursuing or otherwise furthering the business or interests of the Company, in each case in accordance with policies established by the Board from time to time and upon receipt of appropriate documentation. In no event shall any reimbursements made pursuant to this Subsection 7(b) be paid later than the end of the calendar year following the calendar year in which the expense was incurred.
(c)    Office and Facilities. The Executive shall be provided with an appropriate office and with such secretarial and other support facilities as are commensurate with the Executive’s status with the Company and adequate for the performance of his duties hereunder.
(d)    Vacation. The Executive shall be entitled to annual vacation in accordance with the policies periodically established by the Board for similarly situated executive officers of the Company.
(e)    Retirement Benefit. The Executive shall be provided with a retirement benefit in accordance with the Abercrombie & Fitch Co. Supplemental Executive Retirement Plan (Michael S. Jeffries) as in effect from time to time (the “SERP”).
(f)    Perquisites. The Executive shall be entitled to perquisites on the same basis as provided to other senior level executive officers.
8.Aircraft Travel. The Executive shall be provided, at the expense of the Company, with use of a private aircraft for business travel, both within and outside North America. In addition, the Executive shall be provided, at the expense of the Company, with limited use of a private aircraft for personal travel, both within and outside North America; provided, however, that the incremental cost to the Company of such personal use (as determined by the Company for purposes of Item 402 of SEC Regulation S-K) for each fiscal year during the Term shall not exceed $200,000, subject to pro-ration for any partial fiscal year. The Executive and the Company are parties to a time sharing agreement, consistent with Federal Aviation Administration regulations, providing for the Executive’s reimbursement to the Company (on the terms and conditions set forth in the time sharing agreement), for his use of a private aircraft for any personal travel that exceeds the maximum incremental cost to the Company set forth in this Section 8. The Executive shall be solely responsible for any taxable income recognized by him in connection with the personal use of private aircraft and shall not be entitled to any tax gross up payments or other reimbursement from the Company in connection therewith.
9.Termination.
(a)    Death. The Executive’s employment hereunder shall terminate upon the Executive’s death.
(b)    Disability. Either the Executive or the Company shall be entitled to terminate the Executive’s employment for “Disability” by giving the other party a Notice of Termination (as defined below). For purposes of this Agreement, “Disability” shall mean the

Executive’s inability to perform his duties for a period of 180 consecutive days as a result of physical or mental impairment, illness or injury, and such condition, in the opinion of a medical doctor selected by the Company and reasonably acceptable to the Executive or his legal representative, is total and permanent.
(c)    Cause. The Company shall be entitled to terminate the Executive’s employment for “Cause.” For purposes of this Agreement, “Cause” shall mean that the Executive (i) pleads “guilty” or “no contest” to or is convicted of an act which is defined as a felony under federal or state law or (ii) engages in willful misconduct that could reasonably be expected to harm the Company’s business or its reputation. For this purpose, an act or failure to act shall be considered “willful misconduct” only if done, or omitted to be done, by the Executive in bad faith and without a reasonable belief that such act or failure to act was in the best interests of the Company.
The Executive’s employment with the Company shall not be terminated for Cause unless he has been given written notice by the Board of its intention to so terminate his employment (a “Preliminary Notice of Cause”), such notice (i) to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based and (ii) to be given within six months of the Board’s learning of such acts or failures to act. The Executive shall have ten days after the date that the Preliminary Notice of Cause is given in which to cure such conduct, to the extent such cure is possible. If the Executive fails to cure such conduct, the Executive shall be entitled to a hearing before the Board, and to be accompanied by his counsel, at which he shall be entitled to contest the Board’s findings. Such hearing shall be held within 15 days of notice to the Company by the Executive, provided he requests such hearing within 20 days of the Preliminary Notice of Cause. If the Executive fails to request such hearing within the 20-day period specified in the preceding sentence, his employment shall be terminated for Cause effective upon the expiration of such period, and the Preliminary Notice of Cause shall be deemed to constitute a Notice of Termination. If the Executive requests such hearing and, within 10 days following such hearing, the Executive is furnished with a copy of a resolution, duly adopted by the affirmative vote of a majority of the members of the Board (excluding the Executive), finding that in the good-faith opinion of the Board, the Executive was guilty of the conduct constituting Cause as specified in the Preliminary Notice of Cause, the Executive’s employment shall be terminated for Cause upon his receipt of such resolution, and such resolution shall be deemed to constitute a Notice of Termination. Any such resolution shall be accompanied by a certificate of the Secretary or another appropriate officer of the Company which shall state that such resolution was duly adopted by the affirmative vote of a majority of the members of the Board (excluding the Executive) at a duly convened meeting called for such purpose.
(d)    Good Reason. The Executive may terminate his employment hereunder for “Good Reason” by delivering to the Company (i) a Preliminary Notice of Good Reason (as defined below), and (ii) not earlier than 30 days from the delivery of such Preliminary Notice of Good Reason, a Notice of Termination. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without the Executive’s prior written consent: (A) the failure to continue the Executive as Chairman of the Board and Chief Executive Officer of

the Company; (B) the failure of the Board to nominate the Executive for election to the Board at the Company’s annual meeting of stockholders; (C) a material diminution in the Executive’s duties, or the assignment to the Executive of duties materially inconsistent with, or the failure to assign to the Executive duties which are materially consistent with, his duties, positions, authority, responsibilities and reporting requirements as set forth in Section 2 of this Agreement, or the assignment of duties which materially impair the Executive’s ability to function as the Chairman and Chief Executive Officer of the Company; (D) a reduction in or a material delay in payment of the Executive’s total cash compensation and benefits from those required to be provided in accordance with the provisions of this Agreement; (E) the failure of the Company to implement the SERP, a material reduction in the benefits to be provided under the SERP or an adverse change in the terms and conditions of the SERP; (F) the Company, the Board or any person controlling the Company requires the Executive to be based outside of the United States, other than on travel reasonably required to carry out the Executive’s obligations under this Agreement; or (G) the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company not later than the effective date of a merger, consolidation, sale or similar transaction; provided, however, that “Good Reason” shall not include (X) acts not taken in bad faith which are cured by the Company in all respects not later than 30 days from the date of receipt by the Company of a written notice from the Executive identifying in reasonable detail the act or acts constituting “Good Reason” (a “Preliminary Notice of Good Reason”) or (Y) acts taken by the Company to reassign the Executive’s duties and/or titles to another person or persons if the Executive has suffered a physical or mental infirmity which renders him unable to substantially perform his duties under this Agreement. A Preliminary Notice of Good Reason shall not, by itself, constitute a Notice of Termination. The Executive shall be deemed to have waived his rights to terminate his services hereunder for circumstances constituting Good Reason if he shall not have provided to the Company a Preliminary Notice of Good Reason within ninety (90) days immediately following his knowledge of the circumstances constituting Good Reason.
(e)    Without Cause. The Company may terminate the Executive’s employment hereunder, without Cause, at any time and for any reason (or for no reason) by giving the Executive a Notice of Termination.
(f)    Voluntary; Retirement. The Executive may terminate his employment hereunder at any time and for any reason other than Good Reason or Disability (or for no reason) by giving the Company a Notice of Termination. Such voluntary termination shall be a “Retirement” and such termination shall not be deemed a breach of this Agreement.
(g)    Notice of Termination. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which indicates the specific termination provision in this Agreement relied upon and which sets forth in reasonable detail, if applicable, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. For purposes of this Agreement, no purported termination of employment which requires a Notice of Termination shall be effective without such Notice of Termination. The Termination Date (as defined below) specified in such Notice of Termination shall be no less than two weeks from the date the Notice of Termination is given; provided, however, that (i) if the Executive’s employment is terminated by the Company due to Disability, the date specified in the Notice of Termination shall be at least 30 days from the date the Notice of Termination is given to the Executive and (ii) if the Executive terminates his employment in accordance with Subsection 9(f) of this Agreement, the date specified in the Notice of Termination shall be at least 30 days from the date the Notice of Termination is given to the Company.
(h)    Termination Date. “Termination Date” shall mean the date of the termination of the Executive’s employment with the Company and specifically (i) in the case of the Executive’s death, his date of death; (ii) in the case of a termination of the Executive’s employment for Cause, the relevant date specified in Subsection 9(c) of this Agreement; (iii) in the case of a termination of employment upon the expiration of the Term of this Agreement in accordance with Section 1, the date of such expiration; and (iv) in all other cases, the date specified in the Notice of Termination.
10.Compensation upon Termination of Employment.
(a)    Expiration of Term; For Cause; Retirement. If either the Company or the Executive gives a notice of desire to terminate the Term as described in Section 1 and the Executive’s employment subsequently ceases for any reason on or after the expiration of the Term, or if, during the Term, the Executive’s employment under this Agreement is terminated by the Company for Cause, or by the Executive on account of his Retirement, (i) the Company’s sole obligation hereunder shall be to pay the Executive the following amounts earned hereunder but not paid as of the Termination Date (collectively, “Accrued Compensation”):

(A)	Base Salary through the Termination Date, payable within 10 days following the Termination Date or such shorter period required by law;

(B)
any other compensation which has been earned, accrued or is owing, under the terms of the applicable plan, program or practice, to the Executive as of the Termination Date but not paid, including, without limitation, any incentive awards under the Bonus Plan, in each case, payable in accordance with the applicable plan, program or practice;

(C)	any amounts which the Executive had previously deferred (including any interest earned or credited thereon), payable in accordance with the applicable deferred compensation plan or arrangement;

(D)
reimbursement of any and all reasonable expenses incurred in connection with the Executive’s duties and responsibilities under this Agreement in accordance with policies established by the Board from time to time and upon receipt of appropriate documentation, payable no later than the end of the calendar year following the calendar year in which the expenses are incurred; and

(E)	other or additional benefits and entitlements in accordance with applicable plans, programs and arrangements of the Company, payable in accordance with the terms thereof; and
(ii) in the event of a termination of the Executive’s employment following the expiration of the Term due to notice given in accordance wth Section 1 by either the Company or the Executive or by the Executive on account of his Retirement (but not in the case of a termination of the Executive’s employment for Cause), notwithstanding any contrary provisions contained in any long-term incentive plan or award agreement, (A) each outstanding stock option, stock appreciation right and time-based long-term incentive award held by the Executive that was granted at least two years prior to the Termination Date shall become immediately and fully vested as of the Termination Date, and any performance-contingent long-term incentive awards held by the Executive that were granted at least two years prior to the Termination Date will vest at the end of the respective performance period based on actual performance over the entire performance period, and (B) unless the Compensation Committee determines otherwise, all other unvested and/or unearned long-term incentive awards then held by the Executive will be forfeited.
(b)    Without Cause or for Good Reason Prior to a Change of Control. If the Executive’s employment hereunder is terminated by the Company without Cause and other than due to death or Disability or by the Executive for Good Reason prior to a Change of Control (as defined in Subsection 10(i) of this Agreement), the Company’s sole obligation hereunder shall be as follows:

(i)	the Company shall pay the Executive the Accrued Compensation;

(ii)
subject to Subsection 10(j) and Section 16, the Company shall continue to pay the Executive Base Salary for a period of two years following the Termination Date in accordance with the Company’s customary practices applicable to its executive officers;

(iii)	subject to Section 16, the Company shall continue to pay the premiums provided for in Subsection 7(a) of this Agreement for the time period set forth therein;

(iv)
subject to Subsection 10(j) and Section 16, the Company shall pay the Executive, within 30 days following the date of termination, a lump-sum cash payment equal to the product of (A) 150% of the Executive’s Base Salary and (B) the fraction obtained by dividing (1) the number of days during the fiscal year elapsed prior to the Termination Date by (2) 365; and

(v)
notwithstanding any contrary provisions contained in any long-term incentive plan or award agreement, (A) each outstanding stock option, stock appreciation right and time-based long-term incentive award held by the Executive that was granted at least two years prior to the Termination Date shall become immediately and fully vested as of the Termination Date, and any performance-contingent long-term incentive awards held by the Executive that were granted at least two years prior to the Termination Date will vest at the end of the respective performance period based on actual performance over the entire performance period, and (B) unless the Compensation Committee determines otherwise, all other unvested and/or unearned long-term incentive awards then held by the Executive will be forfeited.

(c)    Without Cause or for Good Reason Within Two Years after a Change of Control. If the Executive’s employment hereunder is terminated by the Company other than for Cause and other than due to death or Disability or by the Executive for Good Reason within two years after a Change of Control, the Company’s sole obligation hereunder shall be as follows:

(i)	the Company shall pay the Executive the Accrued Compensation;

(ii)
subject to Subsection 10(j) and Section 16, the Company shall pay to the Executive, in a lump sum in cash within ten business days after the Termination Date, the amount of Base Salary which would have been paid to the Executive for a period of two years following the Termination Date;

(iii)	subject to Section 16, the Company shall continue to pay the premiums provided for in Subsection 7(a) of this Agreement for the time period set forth therein;

(iv)
subject to Subsection 10(j) and Section 16, the Company shall pay the Executive, within 30 days following the date of termination, a lump-sum cash payment equal to the product of (A) 150% of the Executive’s Base Salary and (B) the fraction obtained by dividing (1) the number of days during the fiscal year elapsed prior to the Termination Date by (2) 365; and

(v)
notwithstanding any contrary provisions contained in any long-term incentive plan or award agreement, each outstanding stock option, (A) each outstanding stock option, stock appreciation right and time-based long-term incentive award held by the Executive that was granted at least two years prior to the Termination Date shall become immediately and fully vested as of the Termination Date, and any performance-contingent long-term incentive awards held by the Executive that were granted at least two years prior to the Termination Date will vest at the end of the respective performance period based on actual performance over the entire performance period, and (B) unless the Compensation Committee determines otherwise, all other unvested and/or unearned long-term incentive awards then held by the Executive will be forfeited.
(d)    Disability. If the Executive’s employment hereunder is terminated by either party by reason of the Executive’s Disability, the Company’s sole obligation hereunder shall be as follows:

(i)	the Company shall pay the Executive the Accrued Compensation;

(ii)
subject to Section 16, the Company shall continue to pay the Executive, in accordance with the Company’s customary practices applicable to its executive officers, 100% of Base Salary for the first 24 months following the Termination Date and 80% of Base Salary for the third 12 months following the Termination Date; provided, however, that such Base Salary shall be reduced by the amount of any benefits the Executive receives by reason of his Disability under the Company’s relevant disability plan or plans;

(iii)	subject to Section 16, the Company shall continue to pay the premiums provided for in Subsection 7(a) of this Agreement for the time period set forth therein; and

(iv)
notwithstanding any contrary provisions contained in any long-term incentive plan or award agreement, each outstanding stock option, stock appreciation right and time-based long-term incentive award held by the Executive shall become immediately and fully vested as of the Termination Date and any performance-contingent long-term incentive awards held by the Executive will vest at the end of the respective performance period based on actual performance over the entire performance period.

(e)    Death. If the Executive’s employment hereunder is terminated due to his death, the Company’s sole obligation hereunder shall be as follows:

(i)	the Company shall pay the Executive’s estate or his beneficiaries (as the case may be) the Accrued Compensation;

(ii)
the Company shall pay the Executive’s estate or beneficiaries (as the case may be), within 30 days following the date of termination, a lump-sum cash payment equal to the product of (A) 150% of the Executive’s Base Salary and (B) the fraction obtained by dividing (1) the number of days during the fiscal year elapsed prior to the Termination Date by (2) 365;

(iii)
the Company shall provide such assistance as is necessary to facilitate the payment of the life insurance proceeds provided for in Subsection 7(a) of this Agreement to the Executive’s beneficiary or beneficiaries; and

(iv)
notwithstanding any contrary provisions contained in any long-term incentive plan or award agreement, each outstanding stock option, stock appreciation right and time-based long-term incentive award held by the Executive shall become immediately and fully vested as of the Termination Date and any performance-contingent long-term incentive awards held by the Executive will vest at the end of the respective performance period based on actual performance over the entire performance period.

(f)    Determination of Base Salary. For purposes of this Section 10, Base Salary shall be determined by the Base Salary at the annualized rate in effect on the Termination Date.
(g)    Continuation of Employee Welfare Benefits. The Company shall, at its expense and to the extent permissible under applicable law, provide to the Executive and his beneficiaries continued participation in all medical, dental, vision, prescription drug, hospitalization and life insurance coverages and in all other employee welfare benefit plans, programs and arrangements in which the Executive was participating immediately prior to the Termination Date, on terms and conditions that are no less favorable than those that applied on the Termination Date, during the following periods:

(i)	The period during which the Executive is receiving continued payment of Base Salary pursuant to Subsection 10(b)(ii) or 10(d)(ii) of this Agreement; or

(ii)
For a period of two years following the Termination Date, if the Executive’s employment is terminated by the Company other than for Cause or by the Executive for Good Reason within two years after a Change of Control.

In each case, COBRA benefits will commence after the applicable period has been completed. Notwithstanding the foregoing, the Company’s obligation under this Subsection 10(g) shall be reduced to the extent that equivalent coverages and benefits (determined on a coverage-by-coverage and benefit-by-benefit basis) are provided under the plans, programs or arrangements of a subsequent employer.
In the event that the Executive is precluded from continuing full participation in any employee benefit plan, program or arrangement as contemplated by this Subsection 10(g), the Executive shall be provided with the after-tax economic equivalent of any benefit or coverage foregone. For this purpose, the economic equivalent of any benefit or coverage foregone shall be deemed to be the total cost to the Executive of obtaining such benefit or coverage himself on an individual basis. Payment of such after-tax economic equivalent shall be made quarterly.
(h)    No Mitigation; No Offset. In the event of any termination of his employment hereunder, the Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation provided to the Executive in any subsequent employment, except as provided in Subsection 10(g) of this Agreement.
(i)    Change of Control. For purposes of this Agreement, the term “Change of Control” shall mean an occurrence of a nature that would be required to be reported by the Company in response to Item 6(e) of Schedule 14A of Regulation 14A issued under the Securities Exchange Act of 1934 (the “Exchange Act”). Without limiting the inclusiveness of the definition in the preceding sentence, a Change of Control of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions is satisfied:

(i)
Any person is or becomes the “beneficial owner” (as that term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities and such person would be deemed an “Acquiring Person” for purposes of the Rights Agreement dated as of July 16, 1998, as amended, between the Company and National City Bank, as successor Rights Agent (the “Rights Agreement”); or

(ii)
any of the following occur: (A) any merger or consolidation of the Company, other than a merger or consolidation in which the voting securities of the Company immediately prior to the merger or consolidation continue to represent (either by remaining outstanding or being converted into securities of the surviving entity) 80% or more of the combined voting power of the Company or surviving entity immediately after the merger or consolidation with another entity; (B) any sale, exchange, lease, mortgage, pledge, transfer, or other disposition (in a single transaction or a series of related transactions) of assets or earning power aggregating more than 50% of the assets or earning power of the Company on a consolidated basis; (C) any complete liquidation or dissolution of the Company; (D) any reorganization, reverse stock split or recapitalization of the Company that would result in a Change of Control as otherwise defined herein; or (E) any transaction or series of related transactions having, directly or indirectly, the same effect as any of the foregoing.

(j)    Release. As a condition to receiving payment of the amounts contemplated by Subsections 10(b) or 10(c) of this Agreement, the Company and the Executive agree to execute on the 21st day following the Termination Date and not revoke a general release of claims substantially in the form attached to this Agreement as Exhibit A, with such changes are reasonably necessary to ensure enforceability under applicable law.
11.Employee Covenants.
(a)    Unauthorized Disclosure. The Executive shall not, during the term of this Agreement and thereafter, make any Unauthorized Disclosure. For purposes of this Agreement, “Unauthorized Disclosure” shall mean disclosure by the Executive without the prior written consent of the Board to any person, other than an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive officer of the Company, of any confidential information relating to the business or prospects of the Company including, but not limited to, any confidential information with respect to any of the Company’s customers, products, methods of distribution, strategies, business and marketing plans and business policies and practices, except (i) to the extent disclosure is or may be required by law, by a court of law or by any governmental agency or other person or entity with apparent jurisdiction to require him to divulge, disclose or make available such information or (ii) in confidence to an attorney or other advisor for the purpose of securing professional advice concerning the Executive’s personal matters provided such attorney or other advisor agrees to observe these confidentiality provisions. Unauthorized Disclosure shall not include the use or disclosure by the Executive, without consent, of any information known generally to the public or known within the Company’s trade or industry (other than as a result of disclosure by him in violation of this Subsection 11(a)). This confidentiality covenant has no temporal, geographical or territorial restriction.
(b)    Non-Competition. During the Non-Competition/No-Raid Period described below, the Executive shall not, directly or indirectly, without the prior written consent of the Company, own, manage, operate, join, control, be employed by, consult with or participate in the ownership, management, operation or control of, or be connected with (as a stockholder, partner, or otherwise), any business, individual, partner, firm, corporation or other entity that competes, directly or indirectly, with the Company or any affiliate of the Company; provided, however, that the “beneficial ownership” (as that term is defined in Rule 13d-3 under the Exchange Act) by the Executive after his termination of employment with the Company, either individually or as a member of a “group” for purposes of Section 13(d)(3) under the Exchange Act and the regulations promulgated thereunder, of not more than two percent (2%) of the voting stock of any publicly-held corporation shall not be a violation of this Agreement.
(c)    Non-Solicitation. During the Non-Competition/No-Raid Period described below, the Executive shall not, either directly or indirectly, alone or in conjunction with another person, interfere with or harm, or attempt to interfere with or harm, the relationship of the Company, its subsidiaries and/or affiliates, with any person who at any time was an employee, customer or supplier of the Company, its subsidiaries and/or affiliates or otherwise had a business relationship with the Company, its subsidiaries and/or affiliates.
For purposes of this Agreement, the “Non-Competition/No-Raid Period” means the period the Executive is employed by the Company plus one year thereafter.

(d)    Remedies. The Executive agrees that any breach of the terms of this Section 11 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all persons and/or entities acting for and/or with the Executive, without having to prove damages or posting a bond, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this Subsection 11(d) shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Executive. The Executive and the Company further agree that the provisions of the covenants not to compete and solicit are reasonable and that the Company would not have entered into this Agreement but for the inclusion of such covenants herein. Should a court or arbitrator determine, however, that any provision of the covenants is unreasonable, either in period of time, geographical area, or otherwise, the parties hereto agree that the covenants should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable.
The provisions of this Section 11 shall survive any termination of this Agreement, and the existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section 11; provided, however, that this paragraph shall not, in and of itself, preclude the Executive from defending himself against the enforceability of the covenants and agreements of this Section 11.
12.Indemnification.
(a)    The Company agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of the Proceeding is the Executive’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company’s certificate of incorporation or bylaws or resolutions of the Company’s Board of Directors or, if greater, by the laws of the State of Delaware, against all cost, expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or other liabilities or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of the Executive’s heirs, executors and administrators. The Company shall advance to the Executive all reasonable costs and expenses incurred by him in connection with a Proceeding within 20 calendar days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses; provided that the amount of such obligation to repay shall be limited to the after-tax amount of any such advance except to the extent the Executive is able to offset such taxes incurred on the advance by the tax benefit, if any, attributable to a deduction realized by him for the repayment.
(b)    Neither the failure of the Company (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of any Proceeding concerning payment of amounts claimed by the Executive under Section 12(a) above that indemnification of the Executive is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its Board of Directors, independent legal counsel or stockholders) that the Executive has not met such applicable standard of conduct, shall create a presumption in any judicial proceeding that the Executive has not met the applicable standard of conduct.
(c)    The Company agrees to continue and maintain a directors’ and officers’ liability insurance policy covering the Executive, until such time as actions against the Executive are no longer permitted by law, with terms and conditions no less favorable than the most favorable coverage then applying to any other senior level executive officer or director of the Company.
13.Successors and Assigns.
(a)    This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The term “the Company” as used herein shall include any such successors and assigns. The term “successors and assigns” as used herein shall mean a corporation or other entity acquiring or otherwise succeeding to, directly or indirectly, all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.
(b)    Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal personal representative.
14.Arbitration. Except with respect to the remedies set forth in Subsection 11(d) hereof, if in the event of any controversy or claim between the Company or any of its affiliates and the Executive arising out of or relating to this Agreement, either party delivers to the other party a written demand for arbitration of a controversy or claim, then such claim or controversy shall be submitted to binding arbitration. The binding arbitration shall be administered by the American Arbitration Association under its Commercial Arbitration Rules. The arbitration shall take place in Columbus, Ohio. Each of the Company and the Executive shall appoint one person to act as an arbitrator, and a third arbitrator shall be chosen by the first two arbitrators (such three arbitrators, the “Panel”). The Panel shall have no authority to award punitive damages against the Company or the Executive. The arbitrator shall have no authority to add to, alter, amend or refuse to enforce any portion of the disputed agreements. The Company and the Executive each waive any right to a jury trial or to petition for stay in any action or proceeding of any kind arising out of or relating to this Agreement. Pending the resolution of any claim under this Section 14, the Executive (and his beneficiaries) shall continue to receive all payments and benefits due under this Agreement, except to the extent that the arbitrator(s) otherwise provide.
15.Fees and Expenses. The Company agrees to pay promptly upon presentation of an invoice from the Executive, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of (a) any contest by the Company of the validity or enforceability of, or liability under, any provision of this Agreement, (b) any effort to enforce the Executive’s rights hereunder or (c) any dispute between the Executive and the Company relating to this Agreement; provided that Executive also undertakes in writing to repay such legal fees and expenses if such contest, effort or dispute does not result in a judgment, award or settlement in Executive’s favor in any material respect. In no event shall any reimbursements made pursuant to this Section 15 be paid later than the end of the calendar year following the calendar year in which the expense was incurred.
16.Section 409A Compliance.
(a)    The parties agree that this Agreement is intended to comply with the requirements of Section 409A of the Code and the regulations and guidance promulgated thereunder (“Section 409A”) or an exemption from Section 409A. The Company shall undertake to administer, interpret, and construe this Agreement and all other compensation and benefit arrangements which impact the Executive in a manner that does not result in the imposition on the Executive of any additional tax, penalty, or interest under Section 409A.
(b)    A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment or the provision of any benefit (whether under this Agreement, the Existing Employment Agreement (as defined below) or otherwise) that is specified as subject to this Section 16 or that is otherwise considered deferred compensation under Section 409A payable on account of a “separation from service,” and that is not exempt from Section 409A as involuntary separation pay or a short-term deferral (or otherwise), such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive or (ii) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Subsection 16(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum without interest, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(c)    With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, all such payments shall be made on or before the last day of calendar year following the calendar year in which the expense occurred.
(d)    Each payment made under this Agreement shall be treated as a “separate payment” within the meaning of Section 409A.
17.Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, or upon receipt if overnight delivery service or facsimile is used, addressed as follows:
If to the Executive: at the Executive’s most recent address on the records of the Company, with a copy to:
Stewart Reifler, Esq.
Vedder Price, P.C.
1633 Broadway, 47th Floor
New York, New York 10019
and to:
Allegra C. Wiles, Esq.
Vedder Price, P.C.
222 North LaSalle Street
Chicago, Illinois 60601
If to the Company:
Abercrombie & Fitch Co.
6301 Fitch Path
New Albany, Ohio 43054
Attn: General Counsel
18.Settlement of Claims. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.

19.Survivorship. Except as otherwise set forth in this Agreement, the respective rights and obligations of the Executive and the Company hereunder shall survive any termination of the Executive’s employment.
20.Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.
21.Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Ohio without giving effect to the conflict of law principles thereof.
22.Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
23.Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof, including, but not limited to, that certain Amended and Restated Employment Agreement, dated August 15, 2005, between the Company and the Executive (the “2005 Employment Agreement”) and the 2008 Employment Agreement, which 2005 Employment Agreement, excepting only Sections 4(b), 4(c), and 4(d) thereof, and which 2008 Employment Agreement, is and/or shall be of no further force or effect from and after the Effective Date. For the avoidance of doubt, subject to Section 16 hereof, Sections 4(b), 4(c), and 4(d) of the 2005 Employment Agreement shall continue to remain in effect from and after the Effective Date in accordance with the existing terms of the 2005 Employment Agreement as amended with respect to Section 4(b)(ii) by the 2008 Employment Agreement. In addition, the SERP shall continue to remain in effect from and after the Effective Date in accordance with the existing terms of the SERP. This Agreement may be executed in one or more counterparts.
24.Company Representation. The Company represents and warrants that it has obtained or will obtain any corporate approvals which are necessary for the Company to enter into and implement this Agreement.
25.SERP Amendment. The Company and the Executive agree that the SERP shall be amended by replacing the phrase “the Employment Agreement entered into as of December 19, 2008” in Section 2.07[4] with the phrase “the Employment Agreement entered into as of December 9, 2013”.

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SIGNATURES ON FOLLOWING PAGE.]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.
THE COMPANY:
ABERCROMBIE & FITCH CO.

By:	/s/ David S. Cupps
David S. Cupps, its Corporate Secretary

THE EXECUTIVE:

/s/ Michael S. Jeffries
Michael S. Jeffries

EXHIBIT A

WAIVER AND RELEASE
This WAIVER AND RELEASE (“Release”) dated as of this ____________________ day between Abercrombie & Fitch Co., an Ohio corporation (the “Company”), and Michael S. Jeffries (the “Executive”).
WHEREAS, the Company and the Executive are subject to an employment agreement dated December 9, 2013 under which the Executive was employed to serve as the Company’s Chairman and Chief Executive Officer (the “Employment Agreement”); and
WHEREAS, the Executive’s employment with the Company (has been) (will be) terminated effective __________________; and
WHEREAS, pursuant to Section 10(j) of the Employment Agreement, the Executive is entitled to certain compensation and benefits upon such termination, contingent upon the execution of this Release;
NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and in the Employment Agreement, the Company and the Executive agree as follows:
1.    Subject to Paragraph 3 below, the Executive, on his own behalf and on behalf of his heirs, estate, beneficiaries and assigns, does hereby release the Company, and any of its subsidiaries or affiliates, and each past or present officer, director, agent, employee, shareholder, and insurer of any such entities, from any and all claims made, to be made, or which might have been made of whatever nature, whether known or unknown, from the beginning of time to the date this Release is executed, arising out of or as a consequence of his employment with the Company, or arising out of the severance of such employment relationship, or arising out of any act committed or omitted during or after the existence of such employment relationship, all up through and including the date on which this Release is executed, including, but not limited to, those which were, could have been or could be the subject of an administrative or judicial proceeding filed by the Executive or on his behalf under federal, state or local law, whether by statute, regulation, in contract or tort, and including, but not limited to, every claim for front pay, back pay, wages, bonus, fringe benefit, any form of discrimination (including but not limited to, every claim of race, color, sex, religion, national origin, disability or age discrimination), wrongful termination, emotional distress, pain and suffering, breach of contract, compensatory or punitive damages, interest, attorney’s fees, reinstatement or reemployment. If any court rules that such waiver of rights to file, or have filed on his behalf, any administrative or judicial charges or complaints is ineffective, the Executive agrees not to seek or accept any money damages or any other relief upon the filing of any such administrative or judicial charges or complaints. The Executive relinquishes any right to future employment with the Company and the Company shall have the right to refuse to re-employ the Executive without liability. The Executive acknowledges and agrees that even though claims and facts in addition to those now known or believed by him to exist may subsequently be discovered, it is his intention to fully settle and release all such employment-related claims he may have against the Company and the persons and entities described above, whether known, unknown or suspected.
2.    The Company acknowledges and agrees that the release contained in Paragraph 1 does not, and shall not be construed to, release or limit the scope of any existing obligation of the Company (i) to pay or provide any compensation or benefit required to be paid or provided under the Employment Agreement, (ii) to indemnify the Executive for his acts as an officer or director of the Company in accordance with the bylaws of the Company and the policies and procedures of the Company that are presently in effect including Section 12 of the Employment Agreement, or (iii) to the Executive and his eligible, participating dependents or beneficiaries under any existing welfare, retirement or other fringe-benefit plan or program of the Company in which the Executive and/or such dependents are participants. The Company acknowledges and agrees that the release contained in Paragraph 1 does not apply to any post-termination of employment obligations of the Company under the Employment Agreement.
3.    The Executive acknowledges that he has been provided at least 21 days to review the Release and has been advised to review it with an attorney of his choice. In the event the Executive elects to sign this Release prior to this 21-day period, he agrees that it is a knowing and voluntary waiver of his right to wait the full 21 days. The Executive further understands that he has 7 days after the signing hereof to revoke it by so notifying the Company in writing, such notice to be received by _____________ within the 7-day period. The Executive further acknowledges that he has carefully read this Release, and knows and understands its contents and its binding legal effect. The Executive acknowledges that by signing this Release, he does so of his own free will and act and that it is his intention that he be legally bound by its terms.
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IN WITNESS WHEREOF, the parties have executed this Release on the date first above written.

ABERCROMBIE & FITCH CO. By: Name: Title:
________________________________ Michael S. Jeffries